Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated February 25, 2011 relating to the financial statements and financial statement schedule of Targa Resources Corp. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Houston, Texas
April 1, 2011